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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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IMS Health Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                          IMS HEALTH INCORPORATED
                          1499 Post Road
                          Fairfield, CT 06824

                          March 24, 2005

Dear Shareholder:

        You are cordially invited to attend the 2005 Annual Meeting of Shareholders of IMS Health Incorporated ("IMS") on April 29, 2005, at 11:30 a.m. at The Westin Stamford, in Stamford, Connecticut.

        The Notice of Annual Meeting and Proxy Statement accompanying this letter describes the business to be conducted at the meeting and provides information about IMS.

        Your vote is important. Whether you plan to attend the meeting or not, please vote by telephone, over the Internet or complete and return the enclosed proxy card promptly. If you attend the meeting and prefer to vote in person, you may withdraw your proxy and vote your shares.

                      Sincerely,

                      DAVID R. CARLUCCI
                       Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 29, 2005

DATE:	Friday, April 29, 2005
TIME:	11:30 a.m.
PLACE:	The Westin Stamford One First Stamford Place Stamford, Connecticut 06902
ITEMS OF BUSINESS:	1.	To elect four Class III directors for a three-year term.
	2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2005.
	3.	To consider a shareholder proposal, if presented at the meeting.
	4.	To transact any other business that may properly come before the meeting.
RECORD DATE:	Holders of IMS Common Stock of record at the close of business on March 4, 2005 are entitled to vote at the meeting.
ANNUAL REPORT:	The IMS 2004 Annual Report to Shareholders and 2004 Annual Review, which are not part of the proxy soliciting materials, are enclosed.
PROXY VOTING:
It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most shareholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the attached Proxy Statement.
By Order of the Board of Directors,

ROBERT H. STEINFELD Senior Vice President, General Counsel and Corporate Secretary
Dated: March 24, 2005 Fairfield, Connecticut

IMS HEALTH INCORPORATED
1499 Post Road
Fairfield, Connecticut 06824

PROXY STATEMENT

Introduction

        You are invited to attend the 2005 Annual Meeting of Shareholders of IMS Health Incorporated ("IMS," "we" or "us") on Friday, April 29, 2005, beginning at 11:30 a.m. The Meeting will be held at The Westin Stamford, One First Stamford Place, Stamford, Connecticut 06902.

        Our Board of Directors is requesting your proxy to vote at the 2005 Annual Meeting of Shareholders and at any adjournment or postponement of the Meeting. We are sending this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders, proxy card, 2004 Annual Report to Shareholders and 2004 Annual Review to inform you about the Meeting and request that your shares be represented and voted at the Meeting. These materials are being mailed to shareholders entitled to vote at the Meeting starting March 24, 2005.

The Company

        IMS is a leading global provider of information solutions to the pharmaceutical and healthcare industries. We have operations in more than 100 countries and employ approximately 6,400 employees worldwide. Our principal executive offices are located at 1499 Post Road, Fairfield, Connecticut 06824. Our telephone number is (203) 319-4700.

About the Annual Meeting

    What is the purpose of the Meeting?

        At the Annual Meeting, holders of IMS Common Stock will consider and act upon the following items of business:

    — Election of four Class III Directors for a three-year term;

    — Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2005; — Consideration of a shareholder proposal; and

    — Transaction of any other business that may properly come before the Meeting.

        The Board recommends a vote FOR the election of the four nominees proposed for election as Directors, FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2005 and AGAINST approval of the shareholder proposal, if presented (see Proposal No. 3).

    Who is entitled to vote at the Meeting?

        Only shareholders of record on March 4, 2005, the record date for the Meeting, are entitled to receive notice of and vote at the Meeting. At that date, IMS had 227,452,342 shares of Common Stock outstanding.

    What are the voting rights of shareholders?

        Each share of Common Stock is entitled to one vote. There is no cumulative voting.

    What is the difference between holding shares as a shareholder of record and as a beneficial owner?

        If your shares are registered directly in your name with IMS's transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, the "shareholder of record." This Proxy Statement, proxy card and the 2004 Annual Report and 2004 Annual Review have been sent directly to you by IMS.

        If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial owner" of shares held in street name. This Proxy Statement and the 2004 Annual Report and 2004 Annual Review have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by following their instructions for voting.

    How do shareholders vote?

        You may have your shares voted on matters presented at the Meeting in the following ways:

    In person—You may attend the Meeting and cast your vote there.

    By proxy—Shareholders of record have a choice of voting by proxy:

•
Over the Internet. The Web site for Internet voting is on your proxy card;

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By using a toll-free telephone number noted on your proxy card; or

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By completing a proxy card and mailing it in the postage-paid envelope provided.

        If you are a beneficial owner, please refer to your proxy card or the information forwarded by your broker, bank or nominee to see which of the above choices are available to you. A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 11:00 p.m. E.D.T. on April 28, 2005.

    If a shareholder gives a proxy, how are the shares voted?

        Regardless of the method you choose to vote, the individuals named on the enclosed proxy card (your "proxies") will vote your shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Meeting.

        If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends.

        It is possible that items of business other than those listed above may be brought before shareholders at the Annual Meeting. If we were not aware of the matter a reasonable time before the mailing of this Proxy Statement, the persons named as proxies on the proxy card will vote shares for which you have given a proxy on the matter as recommended by the Board of Directors, or, if no Board recommendation is given, the proxies will vote the shares in their discretion. In any event, the individuals named as proxies must comply with the rules of the Securities and Exchange Commission when voting shares on a discretionary basis. At the date of this Proxy Statement, we had not received any notice regarding any other matter to come before the Meeting that was timely in accordance with our Bylaws. The individuals named as proxies on the proxy card accompanying this Proxy Statement are David R. Carlucci, Chief Executive Officer and President of IMS, Nancy E. Cooper, Senior Vice President and Chief Financial Officer of IMS, and Robert H. Steinfeld, Senior Vice President, General Counsel and Corporate Secretary of IMS.

    If I vote by proxy, may I still attend the Annual Meeting?

        Voting over the Internet, by telephone or by sending in a signed proxy card will not prevent you from attending the Annual Meeting and voting in person.

    How can I revoke a proxy?

        You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to the Corporate Secretary of IMS, or by attending the Annual Meeting and voting in person.

    If I hold shares in the IMS Health Incorporated Savings Plan, how can I vote them?

        If you participate in the IMS Health Incorporated Savings Plan and have contributions invested in IMS Common Stock, the proxy card will serve as a voting instruction for the Trustee of the Plan. You must return your proxy card before April 22, 2005. We will then forward your proxy card to the Trustee. If your proxy card is not received before that date or if you sign and return the proxy card without instructions marked in the boxes, the Trustee will vote your shares of Common Stock held in the Plan in the same proportion as other shares of Common Stock held in the Plan for which the Trustee received timely instructions.

    What constitutes a quorum?

        A quorum of shares is necessary to hold a valid shareholders' meeting. The IMS Bylaws provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at meetings of shareholders. Shares for which a shareholder directs an "abstention" from voting, as well as shares that a broker holds in "street name" and votes on some matters but not others ("broker non-votes," which result when brokers have not received voting instructions from their customers on certain non-routine matters), will be counted for purposes of establishing a quorum.

    What vote is required to approve each item of business?

        Directors will be elected by a plurality of votes cast at the Annual Meeting. This means that the four nominees for director who receive the most votes will be elected. If you are present at the Meeting but do not vote for a particular nominee, or if you have given a proxy and properly withheld authority to vote for a nominee, or if there are broker non-votes, the shares withheld or not voted will not affect the outcome of the election of directors.

        For each other item of business, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting is required for approval. If you are present at the Meeting but do not vote on any of these proposals, or if you have given a proxy and abstain on any of these proposals, this will have the same effect as if you voted against the proposal. If there are broker non-votes on the issue, the shares not voted will have no effect on the outcome of the proposal.

    If I cannot attend the meeting, what are the deadlines for voting?

        If you choose to vote over the Internet or by telephone, you must complete the process no later than 11:00 p.m. E.D.T. on April 28, 2005 and it is not necessary for you to return your proxy card.

        If you choose to vote by mailing a proxy card, your proxy card must be filed with the Corporate Secretary of IMS by the time the Annual Meeting begins.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

        The following table shows the number of shares of Common Stock "beneficially owned" as of March 1, 2005 by each of our Directors, each of our named executive officers listed in the Summary Compensation Table below, all of our current Directors and executive officers as a group, and each person known to be a beneficial owner of more than five percent of our outstanding stock. "Beneficial ownership" includes shares that a shareholder has the power to vote or the power to transfer, and also includes stock options that were either exercisable at the specified date or will become exercisable within 60 days thereafter. Percentages are based upon the number of shares of Common Stock outstanding at March 1, 2005, plus, the number of shares that the indicated person or group had a right to acquire within 60 days after such date and shares deliverable in connection with stock units.

        The table reflects information provided by the Directors and executive officers. Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed, and the beneficial ownership of the person or group does not exceed one percent of the outstanding Common Stock. Restricted stock, restricted stock units and deferred stock units represent shares subject to restrictions on transferability and, in the case of units, do not have voting rights until settlement at specified future dates. Share figures have been rounded down to whole shares.

Name	Number of Shares and Nature of Ownership
David R. Carlucci	204,372	Restricted/Deferred Stock Units
	274,999	Right to Acquire Within 60 Days by Exercise of Options

479,371
Constantine L. Clemente	3,000	Direct
	2,065	Restricted Stock
	10,820	Restricted/Deferred Stock Units
	19,666	Right to Acquire Within 60 Days by Exercise of Options

35,551
Nancy E. Cooper	9,247	Direct(1)
	19,301	Restricted/Deferred Stock Units
	224,998	Right to Acquire Within 60 Days by Exercise of Options

253,546
James D. Edwards	2,000	Direct
	2,476	Restricted Stock
	4,500	Restricted/Deferred Stock Units
	10,666	Right to Acquire Within 60 Days by Exercise of Options

19,642
Kathryn E. Giusti	2,250	Direct
	2,118	Restricted Stock
	2,250	Restricted/Deferred Stock Units
	19,666	Right to Acquire Within 60 Days by Exercise of Options

26,284
John P. Imlay, Jr	22,212	Direct
	13,244	Restricted/Deferred Stock Units
	63,537	Right to Acquire Within 60 Days by Exercise of Options

98,993

Robert J. Kamerschen	33,443		Direct
	4,500		Restricted/Deferred Stock Units
	63,537		Right to Acquire Within 60 Days by Exercise of Options

	101,480
H. Eugene Lockhart	6,612		Direct
	10,867		Restricted/Deferred Stock Units
	67,203		Right to Acquire Within 60 Days by Exercise of Options

	84,682
Gilles V. J. Pajot	73,681		Direct
	34,306		Restricted/Deferred Stock Units
	892,699		Right to Acquire Within 60 Days by Exercise of Options

	1,000,686
M. Bernard Puckett	10,909		Direct
	2,250		Restricted/Deferred Stock Units
	43,966		Right to Acquire Within 60 Days by Exercise of Options

	57,125
Robert H. Steinfeld	16,751		Direct(2)
	18,182		Restricted/Deferred Stock Units
	279,649		Right to Acquire Within 60 Days by Exercise of Options

	314,582
David M. Thomas	76,084		Direct
	304,329		Restricted/Deferred Stock Units
	1,391,666		Right to Acquire Within 60 Days by Exercise of Options

	1,772,079
William C. Van Faasen	11,569		Direct
	8,027		Restricted/Deferred Stock Units
	84,293		Right to Acquire Within 60 Days by Exercise of Options

	103,889
All Current Directors and	274,798		Direct
Executive Officers as a	6,659		Restricted Stock
Group (16 in number)	677,696		Restricted/Deferred Stock Units
	3,436,545		Right to Acquire Within 60 Days by Exercise of Options

	4,395,698	(3)
Ariel Capital Management, LLC	22,986,390	(4)
AMVESCAP PLC	21,552,453	(5)

  1.
  Ms. Cooper shares with her spouse investment and voting rights with respect to these shares.

  2.
  Mr. Steinfeld shares with his spouse investment and voting rights with respect to 6,946 of these shares.

  3.
  Represents 1.90% of the outstanding Common Stock at March 1, 2005.

  4.
  Represents 10.11% of the outstanding Common Stock at March 1, 2005. The information concerning Ariel Capital Management, LLC ("Ariel") was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005, reporting beneficial ownership at December 31, 2004. This Schedule 13G reported that Ariel had sole voting power over 19,575,560 shares and sole dispositive power over 22,753,930 shares. The address of Ariel is 200 E. Randolph Drive, Suite 2900, Chicago, Illinois 60601.

  5.
  Represents 9.48% of the outstanding Common Stock at March 1, 2005. The information concerning AMVESCAP PLC ("AMVESCAP") and related entities was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2005, reporting beneficial ownership at December 31, 2004. AMVESCAP filed the Schedule 13G on behalf of itself and its subsidiaries AIM Advisors, Inc., AIM Funds Management, Inc., AIM Private Asset Management, Inc., INVESCO Asset Management Ireland Limited, INVESCO Asset Management, S.A., INVESCO Italia SGR SpA, INVESCO Asset Management Limited, AIM Capital Management, Inc., INVESCO Institutional (N.A.), Inc., INVESCO Asset Management GmbH and Stein Roe Investment Counsel, Inc. This Schedule 13G reported that AIM had sole voting power and sole dispositive power over 21,552,453 shares. The address of AMVESCAP is 11 Devonshire Square, London EC2M 4YR England.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and Directors, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These reports are commonly referred to as Form 3, Form 4 and Form 5 reports. Filing persons must furnish us with copies of the Section 16(a) reports they file. Based solely on our review of the Section 16(a) reports we have received and written representations from some filers that no other reports were required, we believe that all filing requirements applicable to our executive officers, Directors and greater than 10% shareholders were complied with for the fiscal year ended December 31, 2004.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

        The members of the IMS Board of Directors are grouped into three classes. After election, each class holds office for a three-year term. The term of the current Class III Directors expires at the 2005 Annual Meeting of Shareholders.

        The Board of Directors proposes the election of David R. Carlucci, Constantine L. Clemente, Kathryn E. Giusti and M. Bernard Puckett as Class III Directors at the 2005 Annual Meeting for a three-year term expiring at the 2008 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE

        Unless you otherwise instruct, proxies will be voted for election of all the nominees, all of whom are now members of the Board. If any nominee is unwilling or unable to serve as a Director and the Board does not, in that event, choose to reduce the size of the Board and the number of Class III Directors, the persons voting the proxy may vote for the election of another person in accordance with their judgment.

        The following information provides, for each nominee for election as a Class III Director, the nominee's name, age, position with IMS, the year the nominee first became a Director, principal occupations during the last five years, and other directorships in public companies.

DIRECTORS STANDING FOR ELECTION

        CLASS III DIRECTORS. The following Directors have terms ending in 2005:

        DAVID R. CARLUCCI. Mr. Carlucci, age 50, has served as a Director and Chief Executive Officer and President of IMS since January 2005. From October 2002 until January 2005, he was President and Chief Operating Officer of IMS. From January 2000 until January 2002, Mr. Carlucci was General Manager, IBM Americas, which comprises all of IBM's sales and distribution operations in the United States, Canada and Latin America. From January 1998 to January 2000, he was General Manager, IBM's S/390 Division. From February 1997 to January 1998, Mr. Carlucci was Chief Information Officer for IBM.

        CONSTANTINE L. CLEMENTE. Mr. Clemente, age 67, has served as a Director of IMS since December 2001. In August 2002, Mr. Clemente retired from Pfizer, Inc. From May 1999 until August 2002, he was Executive Vice President—Corporate Affairs; Secretary and Corporate Counsel of Pfizer. From 1992 until May 1999, Mr. Clemente served as Senior Vice President—Corporate Affairs; Secretary and Corporate Counsel of Pfizer. Mr. Clemente joined the legal division of Pfizer in 1964 and served Pfizer in a number of domestic and international positions after that time.

        KATHRYN E. GIUSTI. Ms. Giusti, age 46, has served as a Director of IMS since February 2002. Since January 1998, she has served as the President of the Multiple Myeloma Research Foundation, a non-profit organization aimed at funding research for and advancing awareness of multiple myeloma. She is also President of the Multiple Myeloma Research Consortium, a collaboration of leading myeloma research institutions dedicated to accelerating drug development through innovative research efforts. From 1992 through March 1997, she worked for G.D. Searle & Company, a subsidiary of Pharmacia Corporation, where she most recently served as Executive Director, Worldwide Arthritis Franchise.

        M. BERNARD PUCKETT. Mr. Puckett, age 60, has served as a Director of IMS since June 1998. In August 2002, Mr. Puckett was elected Chairman of the Board of Openwave Systems, Inc. Mr. Puckett has been a private investor since January 1996. He previously held the position of President and Chief Executive Officer of Mobile Telecommunication Technologies Corporation, a telecommunications firm, from May 1995 until January 1996. In addition, he served as President and Chief Operating Officer of that firm from January 1994 until May 1995. Mr. Puckett also serves as a director of Direct Insite Corporation.

DIRECTORS CONTINUING IN OFFICE

        CLASS I DIRECTORS. The following Directors have terms ending in 2006:

        JOHN P. IMLAY, JR. Mr. Imlay, age 68, has served as a Director of IMS since June 1998. Mr. Imlay has been Chairman of Imlay Investments, an Atlanta-based private venture capital investment firm, since 1990. From January 1990 until November 1996, Mr. Imlay was Chairman of Dun & Bradstreet Software Services, Inc., a software company, and he served as Principal Executive Officer of Dun & Bradstreet Software Services, Inc. from January 1990 to January 1993 and as President of that company from January 1990 until March 1992.

        ROBERT J. KAMERSCHEN. Mr. Kamerschen, age 69, has served as a Director of IMS since June 1998. Mr. Kamerschen is the retired Chairman and Chief Executive Officer of ADVO, Inc. as well as a private investor and strategic consultant. From October 1999 to February 2002, Mr. Kamerschen was Chairman and Chief Executive Officer of DIMAC Marketing Corporation, a direct marketing services firm. On April 6, 2000, DIMAC Marketing Corporation and its subsidiaries filed voluntary petitions with the U.S. Bankruptcy Court in Wilmington, Delaware seeking reorganizations under Chapter 11 of the U.S. Bankruptcy Code. DIMAC and its subsidiaries emerged from bankruptcy protection on February 28, 2001. Mr. Kamerschen previously held the following positions with ADVO, Inc., a direct marketing services firm: Retired Chairman and Senior Executive Consultant from July 1999 until October 1999, Chairman from November 1988 until June 1999, and Chairman and Chief Executive Officer from November 1988 until January 1999. Mr. Kamerschen also serves as a director of the following public companies: Linens 'N Things, Inc., MDC Partners, Inc., RadioShack Corporation, R.H. Donnelley Corporation and Vertrue, Inc.

        H. EUGENE LOCKHART. Mr. Lockhart, age 55, has served as a Director of IMS since June 1998. Since February 2003, Mr. Lockhart has been a Venture Partner for Oak Investment Partners, a private equity investment firm. From February 2000 until February 2003, Mr. Lockhart was President and Chief Executive Officer of NewPower Holdings, Inc., a provider of energy and related services. On June 11, 2002, NewPower Holdings, Inc. and its subsidiaries filed voluntary petitions with the U.S. Bankruptcy Court for the Northern District of Georgia seeking reorganizations under Chapter 11 of the U.S. Bankruptcy Code.

The related plan of reorganization was confirmed in October 2003, and as of the date of this Proxy Statement, all creditors have been fully paid and liquidated proceeds have been paid to shareholders. Prior to joining NewPower Holdings Inc., Mr. Lockhart served at AT&T Corporation as President of Consumer Services from July 1999 until February 2000 and as Executive Vice President and Chief Marketing Officer from February 1999 until June 1999. From April 1997 until October 1998, Mr. Lockhart was President, Global Retail, of Bank of America Corporation, a financial services firm, and from March 1994 until April 1997, he served as President and Chief Executive Officer of MasterCard International, Inc., a credit card company. Mr. Lockhart also serves as a director of the following public companies: Asset Acceptance Capital Corp. and RadioShack Corporation.

        CLASS II DIRECTORS. The following Directors have terms ending in 2007:

        JAMES D. EDWARDS. Mr. Edwards, age 61, has served as a Director of IMS since October 2002. He retired in 2002 as Managing Partner—Global Markets, of Arthur Andersen LLP, a position he had held since 1998. Mr. Edwards began his career with Arthur Andersen in 1964 and served in several positions after that time. Mr. Edwards is also a director of the following public companies: Crawford & Company, Huron Consulting Group Inc. and Transcend Services, Inc.

        DAVID M. THOMAS. Mr. Thomas, age 55, has served as a Director and as Executive Chairman of IMS since January 2005 and as a Director and as Chairman and Chief Executive Officer from November 2000 until January 2005. He also held the title of President from November 2000 until October 2002. Prior to joining IMS, Mr. Thomas was Senior Vice President/Group Executive, Personal Systems Group of International Business Machines ("IBM") from January 1998 until September 2000. He held the position of General Manager of Global Industries of IBM from January 1996 until January 1998 and General Manager of IBM North America from October 1995 until January 1996. Mr. Thomas is also a director of the following public companies: Fortune Brands, Inc., Interpublic Group of Companies, Inc. and The TriZetto Group, Inc.

        WILLIAM C. VAN FAASEN. Mr. Van Faasen, age 56, has been a Director of IMS since June 1998. Since February 2004, he has been Chairman and Chief Executive Officer of Blue Cross and Blue Shield of Massachusetts, a health insurance firm in Boston, Massachusetts. From March 2002 until February 2004, he was Chairman, President and Chief Executive Officer and from September 1992 until March 2002, he was President and Chief Executive Officer, of Blue Cross and Blue Shield of Massachusetts. Mr. Van Faasen is also a director of Liberty Mutual Insurance Company and NSTAR.

CORPORATE GOVERNANCE AT IMS

Board of Directors

        The Board of Directors is responsible for supervision of the overall affairs of IMS. Members of the Board are kept informed of our business through discussions with the Executive Chairman and the Chief Executive Officer and President and other officers, by reviewing materials provided to them and by participating in regular, as well as special, meetings of the Board and its committees. In addition, to promote open discussion among our non-management and independent Directors, those Directors meet in regularly scheduled executive sessions without the participation of the management Directors. Individual non-management Directors serve as the presiding director of each executive session on a rotating basis.

        To assist in carrying out its duties, the Board has delegated authority to three committees: the Audit Committee, the Compensation and Benefits Committee and the Nominating and Governance Committee. The Board of Directors held seven meetings during 2004. Overall attendance at Board and Committee meetings was 95%. No Director attended fewer than 84% of the total number of meetings of the Board of Directors and of the Committees of the Board on which the Director serves.

Documents Establishing Our Corporate Governance

        In November 2003, the New York Stock Exchange ("NYSE") adopted significant new corporate governance rules for listed companies. The Securities and Exchange Commission, implementing the Sarbanes-Oxley Act of 2002, adopted a number of new rules affecting corporate governance and disclosure in 2002 and 2003 as well. The Board of Directors already had in place for several years many of the new NYSE requirements. The Board, together with management, continues to engage in an ongoing review of our corporate governance, with a goal of meeting the applicable highest standards.

        We have adopted a number of key documents that are the foundation of corporate governance at IMS:

  •
  Corporate Governance Principles

  •
  Code of Ethics for Principal Executive Officer and Senior Financial Officers

  •
  Policy on Business Conduct

  •
  Guidelines for Determining Director Independence

  •
  Charters for the three Board Committees:

  —
  Audit Committee

  —
  Compensation and Benefits Committee

  —
  Nominating and Governance Committee

        These documents and other important information on our governance are posted in the "Investors" section of the IMS Health Incorporated website, and may be viewed at http://www.imshealth.com. We will also provide any of these documents in print to a shareholder who requests it. You may direct your request to the General Counsel, IMS Health Incorporated, 1499 Post Road, Fairfield, Connecticut 06824.

        Our Board of Directors has a long-standing commitment to sound and effective corporate governance practices. The Board's Corporate Governance Principles address a number of important governance issues such as:

  •
  Selection and monitoring of the performance of senior management;

  •
  Succession plans for the Chief Executive Officer and President and certain other senior management;

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  Qualifications for Board membership, including mandatory retirement for Board members at age 70;

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  Functioning of the Board, including the requirement for Executive Sessions at each Board meeting; and

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  Committee responsibilities.

        We believe that our Corporate Governance Principles, Policy on Business Conduct, Code of Ethics for Principal Executive Officer and Senior Financial Officers, Committee Charters and other governance documents meet current requirements and reflect the highest standards of corporate governance. We have also asked key employees throughout the world to ensure that reporting practices for our financial plan goals are carried out with the highest standard of ethics and integrity. Violations can lead to disciplinary action, including loss of compensation, stock, benefits and, in certain cases, termination of employment.

Independence of Directors

        The key to effective corporate governance is that a substantial majority of the Directors be independent. The Board of Directors, at its meeting on February 15, 2005, adopted the following statement:

            "We have determined that all of the IMS Directors are currently independent other than the Executive Chairman and the Chief Executive Officer and President, who are executive officers and employees of IMS. Our determination of "independence" means that we find that the Director has no material relationship with IMS, directly or indirectly, that would interfere with his or her exercise of independent judgment as a Director of IMS. Regarding Directors who are members of the Audit Committee, we find that each Director meets an even higher standard, in that each of them has not, other than in his or her capacity as a member of the Board or a Board committee, accepted directly or indirectly any consulting, advisory or compensatory fee from, or been an affiliated person of, IMS or any subsidiary."

        The Board made its determination of independence in accordance with its "Guidelines for Determining Director Independence" referred to above. Those Guidelines provide:

  •
  A Director cannot be independent if he or she fails to meet the objective requirements as to "independence" under the new NYSE listing standards.

  •
  If a Director meets the objective NYSE standards, he or she will be deemed independent, absent unusual circumstances, if in the current year and the past three years the Director has had no related-party transaction or relationship with IMS or an "interlocking" relationship with another entity triggering disclosure under the Securities and Exchange Commission disclosure rules (such disclosure is required in our proxy statements).

  •
  If a Director who meets the objective NYSE independence requirements either has had a disclosable transaction or relationship or the Nominating and Governance Committee or the General Counsel requests that the Board consider any other circumstances in determining the Director's independence, the Board will make a subjective determination of independence.

  •
  The independence of Audit Committee members is determined in accordance with the higher applicable standards, referred to by the Board in its statement above.

Committees of the Board and Meetings

        Our Board of Directors has three standing committees:

  •
  Audit Committee

  •
  Compensation and Benefits Committee

  •
  Nominating and Governance Committee

        In 2004, the Audit Committee of the Board of Directors consisted of Messrs. Van Faasen (Chairman), Edwards and Lockhart. Ms. Giusti was appointed to serve on the Committee effective immediately following the April 2004 Board meeting and resigned from the Committee effective February 2005. The Board has determined that Mr. Edwards is an "Audit Committee Financial Expert" as such term is defined in the rules of the Securities and Exchange Commission. Each member of the Audit Committee is financially literate and is an independent director as defined in the NYSE listing standards.

        The Audit Committee held nine meetings in 2004. At each of its meetings, the Committee met with senior members of our financial management team, our Assistant Controller with responsibility for internal audit, our General Counsel and our independent registered public accounting firm. The primary functions of the Audit Committee are to assist the Board in its oversight of: (1) the integrity of the

Company's financial statements; (ii) the Company's compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm's qualifications and independence; and (iv) the performance of the independent registered public accounting firm and the Company's internal audit function.

        The Audit Committee fulfills its responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter, as amended and restated October 21, 2003, which include:

  •
  Monitoring the preparation of, and reviewing with management, the individual in charge of our internal audit function and the independent registered public accounting firm, our annual audited financial statements and unaudited interim financial statements;

  •
  Supervising the relationship between the Company and our independent registered public accounting firm, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving their non-audit services; and confirming their independence; and

  •
  Overseeing management's implementation and maintenance of effective systems of internal and disclosure controls, including a review of legal and regulatory matters affecting the Company, ethics and conflicts of interest matters and the Company's internal auditing program.

        In 2004, the Compensation and Benefits Committee of the Board of Directors consisted of Messrs. Puckett (Chairman), Imlay and Kamerschen. Mr. Clemente was appointed to serve on the Committee effective immediately following the April 2004 Board meeting and began participating at the July meeting. This Committee held six meetings during 2004. Each member of the Compensation and Benefits Committee is an independent director as defined in the NYSE listing standards. The primary function of the Compensation and Benefits Committee is to assist the Board of Directors in the discharge of its responsibilities to the shareholders, potential shareholders, other constituents and the investment community by overseeing:

  •
  The executive compensation and benefit practices of IMS;

  •
  Administration of our compensation and benefits programs for the employees and for the non-employee members of the Board including equity awards;

  •
  The executive performance appraisal process, management development program and succession plans for senior executives of IMS and annual presentations summarizing these matters to the full Board; and

  •
  Preparation of the annual report to shareholders on executive compensation as required by the rules of the Securities and Exchange Commission.

        The Committee establishes and reviews all compensation arrangements for elected corporate officers and certain other senior management positions consistent with the compensation philosophy adopted by the Board of Directors.

        In 2004, the Nominating and Governance Committee of the Board of Directors consisted of Messrs. Kamerschen (Chairman) and Clemente and Ms. Giusti. Mr. Lockhart was appointed to serve on the Committee effective immediately following the April 2004 Board meeting and began participation at the October meeting. This Committee held three meetings during 2004. Each member of the Nominating and Governance Committee is an independent director as defined in the NYSE listing standards. The primary function of the Nominating and Governance Committee is to provide counsel to the full Board with respect to:

  •
  Board organization, membership, and function;

  •
  Board committee structure and membership; and

  •
  General corporate governance matters and practices.

        This Committee is responsible for identifying individuals it believes are qualified to be Board members and recommend to the Board the nominees to stand for election as Directors. In this process, the Committee weighs the following criteria regarding a potential nominee: the relevance of the candidate's experience to the business of IMS and how that experience interplays with that of the other Board members; enhancing the diversity of the Board; the candidate's independence from conflict or direct economic relationship with IMS; and the ability of the candidate to attend Board meetings regularly and devote an appropriate amount of effort in preparation for those meetings. In addition, the Committee considers candidates who allow the Board to maintain relationships with our customers and other stakeholder groups and to respond to developments in the market in which we operate. It is also expected that director nominees be individuals who possess the character, judgment, skill and reputation and hold positions or affiliations befitting a director of a U.S. publicly held company of IMS's size.

        The Nominating and Governance Committee will consider shareholders' recommendations of nominees for membership on the Board of Directors. Shareholders may recommend candidates for membership on the Board of Directors to the Nominating and Governance Committee by submitting the names in writing to: Robert H. Steinfeld, Senior Vice President, General Counsel and Corporate Secretary, IMS Health Incorporated, 1499 Post Road, Fairfield, Connecticut 06824. The IMS Bylaws specify certain time limitations, notice requirements and other procedures applicable to the submission of nominations before an Annual or Special Meeting, which are described in the section entitled "Shareholder Proposals for 2006 Annual Meeting" beginning on page 38. Shareholders should provide the same information and follow the same procedures when recommending candidates for consideration by the Committee, except that it is recommended that the shareholder submit the candidate's name at least five months before the anniversary date of the last Annual Meeting. The Committee will review candidates put forward by shareholders under the same process described above for candidates identified by the Committee.

How to Contact the Board and its Committees

        We have established a process by which shareholders can contact our Board of Directors, including a committee of the Board of Directors.

  •
  To contact the Board or a Board committee, you can send an email to imsbod@imshealth.com, or write to the following address:

Board of Directors
IMS Health Incorporated
1499 Post Road
Fairfield, Connecticut 06824

  •
  All complaints and concerns will be received and processed by the Chairman of the Nominating and Governance Committee and the General Counsel's Office.

  •
  Complaints relating to IMS accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee.

  •
  You will receive a written acknowledgement from the General Counsel's Office upon receipt of your written complaint or concern.

  •
  You can report your concerns anonymously or confidentially.

        Our policy on director attendance at annual meetings calls for directors to be invited but not required to attend IMS's annual meetings of stockholders. No Directors attended the 2004 Annual Meeting of Shareholders other than Mr. Thomas.

Compensation of Directors

        Board members who are not employees of IMS receive compensation for Board service. Messrs. Thomas and Carlucci are the only IMS employees now serving on the Board. Compensation payable to non-employee Directors currently consists of the following:

Annual Retainer:	$30,000, payable in quarterly installments
Committee Chairman Fees:	$10,000 annually, payable in quarterly installments
Attendance Fees:	$1,500 for each Board meeting, $1,500 for each Board committee meeting and expenses related to attendance at such meetings
Stock Options:
7,000 shares annually; these options vest and become exercisable in three equal annual installments or earlier upon termination of service by death, disability or retirement or upon termination in other circumstances as determined by the Compensation and Benefits Committee, and expire seven years after grant or earlier following termination of service.
Restricted Stock Units:
2,250 restricted stock units annually; these units represent shares subject to a risk of forfeiture upon termination of service and restrictions on transferability for a one-year period and do not have voting rights until settlement; dividend equivalents are unrestricted, payable upon vesting unless deferred.
Restricted Stock:
One-time grant of Common Stock with a value of $40,000 upon initial election as a Director; these shares are subject to a risk of forfeiture for five years but restrictions lapse upon death, disability or upon termination in other circumstances as determined by the Compensation and Benefits Committee; dividends are unrestricted.

        Directors may elect to defer all or part of their compensation under our Non-Employee Directors' Deferred Compensation Plan, a non-qualified plan. Under this plan, the participating Directors may direct deferrals to an account to be credited as deferred cash, deferred share units or stock options. The number of share units acquired is determined by dividing the cash amount deferred by 100% of the fair market value of the stock at the deferral date. Stock options are acquired in a similar way, except they are valued at one-third of the then fair market value of a share of stock. Options have an exercise price equal to 100% of the fair market value of the underlying shares at the deferral date, become exercisable after one year and have a term of seven years. Deferrals are non-forfeitable.

        If there is a change in control of IMS, the Compensation and Benefits Committee may take such action as it deems necessary or desirable with respect to Directors' stock options, restricted stock or restricted stock units. For this purpose, the term "change in control" has the same meaning as under the Change-in-Control Agreements, described below. These Committee actions could include acceleration of vesting, exercisability or settlement, payment of cash in exchange for cancellation, or issuing substitute awards that substantially preserve the value, rights and benefits of previously granted options, restricted stock or restricted stock units.

        The Board of Directors has adopted share ownership guidelines for non-employee Directors because it believes that each non-employee Director should maintain a meaningful investment in IMS.

COMPENSATION OF EXECUTIVE OFFICERS

Report of the Compensation and Benefits Committee on Executive Compensation

        This report of the Compensation and Benefits Committee of the Board of Directors reviews our compensation program for senior executives. The Committee operates under a charter adopted by the Board, in accordance with corporate governance rules of the New York Stock Exchange. Committee members are independent directors. We have direct access to independent experts, experienced in marketplace pricing as well as design and implementation of executive compensation arrangements, for advice on compensation matters. Currently, the Committee reviews and approves the cash and equity components of the compensation program for all senior executives of IMS as well as change in control and retirement benefits. In addition to other responsibilities, we determine the compensation of the Chief Executive Officer, including salary, annual and long-term incentive awards of stock and cash, stock option grants and other equity grants and benefits. Our determinations on CEO compensation are presented to the Board for its ratification. Determination of the CEO's compensation is based on the Board's evaluation of the CEO's performance, which is presented to our Committee by the Chairman of the Nominating and Governance Committee, and such other non-performance related matters as our Committee deems appropriate.

    Executive Compensation Philosophy

        Both our Committee and the Board of Directors believe that, to build shareholder value, IMS should compensate senior executives in a way that aligns their interests with the interests of shareholders. We want senior executives to operate our business with a long-term perspective while striving to deliver annual results in accordance with strategy and growth objectives set by the Board. IMS compensation programs are designed and managed based on our "pay-for-performance" philosophy, intended to deliver significantly higher rewards to those employees who consistently perform above expectations and make a significant contribution to the overall success of IMS. In order to hold executives directly accountable for results and promote a sharp focus on building shareholder value, our executive compensation program ties a major portion of an executive's compensation to measures of the performance of IMS. This "pay-for-performance" approach to compensation cascades throughout the organization, and is reflected in the IMS global job evaluation and benefit programs.

        The levels of compensation available to senior executives who successfully enhance corporate value need to be competitive with the compensation offered by other high-performing companies that potentially compete for their services. This approach enables us to attract and retain the highest caliber of executive talent, which is critical to the long-term success of our Company in an increasingly competitive market.

        As a result, in determining compensation opportunities and payments to executives, we look at the competitive opportunities, payments and performance among a comparator group of companies. We intend that, if our executive officers achieve our targeted corporate objectives in a given year, they will earn total direct compensation that compares favorably with the total direct compensation earned by executives performing comparable functions at comparable companies. Total direct compensation includes three components: base salary, annual incentives (i.e., bonus), and long-term compensation.

        The companies we used for comparison purposes in setting 2004 compensation include several pharmaceutical service providers, companies engaged in other service industries and pharmaceutical companies, as well as other companies with which IMS competes for executive talent. These other companies have one or more characteristics comparable to IMS, including:

  •
  Projected revenues, growth, operating income, assets, market value and total shareholder returns;

  •
  Significant market presence outside the United States;

  •
  Leading market shares in significant or emerging markets; and

  •
  Similarities in scope of position responsibilities, executive qualifications and expertise and performance challenges.

        The group of comparator companies we use for compensation purposes differs from the peer group used for comparison in the Performance Graph on page 23.

        Compensation data for the comparator companies comes from benchmarking surveys conducted by independent compensation consultants. In reviewing the data, we take into account how the IMS compensation policies and overall performance compares to similar indices for the comparator group. With respect to total direct compensation, we generally seek to target an executive's total direct compensation opportunity, earnable for achievement of our performance objectives at target levels, between the 50th and 75th percentile of the comparator group compensation for the corresponding position. Our decisions, however, take into account other factors, including individual, business unit and company-wide performance as well as shareholder returns. We seek also to ensure that compensation levels fairly reflect the contributions of individual executives, as compared to other employees and in relation to the building of value for the benefit of shareholders.

        In addition to determining appropriate targeted levels of total direct compensation, we make other key determinations that affect direct compensation, including:

  •
  The amount of additional compensation that should be paid for performance that exceeds targeted levels, to provide an incentive for outstanding performance;

  •
  The reduced rates of payment of compensation for performance at less than targeted levels;

  •
  The nature of the performance goals and levels of performance set as target, maximum and threshold;

  •
  The allocation of total direct compensation between salary, annual incentive, and long-term incentives; and

  •
  The form in which long-term incentives will be paid.

        We consider information concerning the comparator companies in making some of these decisions, particularly in assessing the appropriate levels of the different components of compensation. However, our determination of the performance goals we use in our program is driven largely by our assessment, together with the Board, of our own business strategy. We make many of our decisions on compensation for a given year before the year begins or early in the year. In this way, we can set performance goals for executives to achieve in the up-coming year, with actual performance in that year to control the amount of compensation earned.

        Stock-based awards provide a direct way to align the interests of our management team to the interests of shareholders. In addition, the Board of Directors has instituted stock ownership guidelines to ensure that each senior executive continues to hold a significant equity stake in IMS and remains strongly committed to its success.

    Executive Compensation Program

        Base Salary.    Base salary compensates an executive for ongoing performance of assigned responsibilities. Our Committee reviews base salaries annually. In determining whether to adjust the base salary of an executive, including the Chief Executive Officer, we take into account salaries paid for comparable positions at other companies, changes in the executive's responsibilities, the individual performance of the executive and the IMS compensation philosophy favoring variable, performance-based compensation. For

2004, we approved merit increases averaging 4.4% to the base salaries of certain executive officers, in amounts ranging from 0% to 9.1%. These increases were based on our assessment of the overall performance of the individual in his or her job.

        Annual Incentives.    An annual incentive generally rewards an executive for financial results achieved for the year. These awards depend on the level of achievement relative to financial targets set at the beginning of the plan year. For 2004, we set financial targets based on two performance measures: revenue and operating income growth of IMS on a consolidated basis. In addition, we consider individual personal objectives if at least 80% of the financial goals are achieved. These objectives focus the executive on key strategic initiatives critical to IMS's long-term success.

        With respect to each performance measure, the executive does not earn an annual incentive unless performance exceeds a predetermined "floor" for that measure. The bonus opportunity with respect to a measure is earned if the target is achieved, with performance between the target and the floor resulting in a lower bonus with respect to that performance measure. An amount greater than the target bonus opportunity for each performance measure can be earned, up to a specific limit, for exceeding the target for that measure. Incentive payouts for executive officers in 2004 averaged 118.8% of target, ranging from 101%–126% of target.

        When negotiating to hire executives, in some cases we agree to provide a guaranteed level of annual incentive payments during the first one or two years of the executive's service.

        Performance Restricted Stock Units and Related Long-Term Incentives.    Performance Restricted Stock Units, or "PERS," provide a long-term incentive opportunity for senior executives based on achievement of the same pre-established annual financial and individual goals used for purposes of the annual incentive awards. We use this program to bring total compensation opportunities and long-term compensation opportunities within the desired range relative to the comparator group, as discussed above, and to enhance retention by requiring a period of future service to "earn-out" the shares representing the PERS awarded. In addition, through this program we enable senior executives to increase their stock ownership based on performance, which creates momentum toward achievement of executive stock ownership guidelines adopted by the Board.

        Under this program, we grant a matching PERS award equal in value to the annual incentive award earned by the executive. As an award of restricted stock units, PERS confer on an executive an opportunity to receive one share for each unit at the end of a set restricted period. The number of PERS granted equals the dollar amount of the executive's annual incentive award divided by the average fair market value of IMS stock for the last twenty trading days of the performance year. After grant, PERS fluctuate with the price of IMS stock for two years (during which period they remain subject to a risk of forfeiture in the event of termination of the executive's employment, with exceptions for death, certain other non-fault terminations, and a change in control) after which time the PERS vest.

        Certain executive officers who do not participate in the PERS program instead participate in our Long-Term Incentive (LTI) Program. However, not all executives in the LTI program receive awards every year and the award value varies based on individual performance. Under this program in 2004, participants were granted the opportunity to earn an award based on our cumulative earnings per share performance during the 2004 and 2005 fiscal years. Each award that may be earned consists of cash and a number of restricted stock units having a value at the commencement of the performance period equal to the cash amount. Awards range from 0% to 200% of the participant's target award level, depending on the level of performance. The cash portion of the award is vested at the end of the performance period, but restricted stock units require two years of further service in order to vest, except in cases of death, disability and certain retirements. The award for the 2003 and 2004 performance years paid out at 118.5% of target.

        Stock Options.    In 2004, we continued to use stock options as our primary long-term incentive mechanism because options reward executives to the extent shareholders benefit from share price increases after the date of grant. Executives can reap benefits from options only when and to the extent that the market value of the underlying shares has increased.

        Apart from regular option grants, we grant options to newly hired and newly promoted executives. Factors considered for these grants included: level of responsibility, potential future contributions and competitiveness of total compensation. In keeping with our philosophy to link individuals' compensation to stock performance, approximately 680 employees received stock option grants during 2004 that vest at the rate of one third per annum and have a seven-year term. Approximately 53% of IMS employees currently hold stock options.

        Restricted Stock or Units.    Restricted stock or units may be granted at Committee discretion to executive officers upon hiring, promotion, assignment of additional responsibilities, or in recognition of exceptional achievement. These are granted as an inducement and reward for new or increased commitment or contribution to IMS, and in some cases to offset valuable benefits lost by the executive upon leaving a previous employer to join our Company.

        Other Benefits.    We provide a variety of employment benefits in order to be competitive in attracting and retaining talented executives to work for IMS. Among the more important are retirement benefits provided under our various pension programs and severance benefits provided under the Employee Protection Plan and the Change- in-Control Agreements entered into with certain executives, as described beginning on page 26 of this Proxy Statement. In securing the services of certain executive officers, we have negotiated and entered into employment agreements that provide enhanced pension benefits and protections to the executive in the event of termination of employment, as described in greater detail beginning on page 27. We also offer the Executive Deferred Compensation Plan, which permits certain senior executives to defer cash salary and bonus amounts until termination, retirement or later. Cash deferrals are treated as though invested in various indexed funds, offering tax advantages to executives and promoting retirement savings.

        CEO Compensation.    As discussed above, we made a series of decisions early in 2004 establishing Mr. Thomas's compensation program for 2004. The following table shows the total direct compensation we authorized, including the amount of annual incentive and PERS that could be earned by meeting performance goals relating to revenue, operating income and individual objectives:

Salary	Annual Incentive		PERS	Options Amount/Value	Total Direct Compensation (at target)
	Threshold:	$0	$0
$837,500	Target:	$837,500	$837,500	#275,000	$4,479,500
	Maximum:	$1,675,000	$1,675,000	$1,967,000

In authorizing this compensation, we valued options based on a Black-Scholes option valuation methodology using assumptions similar to those described in the footnote to the table under the caption "Option/SAR Grants in Last Fiscal Year," but with price and other inputs at the date we authorized the option grant.

        During 2004, we paid Mr. Thomas $837,500 in salary, a 6.3% increase over the previous year. We authorized this increase to recognize the instrumental role played by Mr. Thomas in executing our business strategy. In accordance with his employment agreement, Mr. Thomas had an annual incentive target opportunity equal to 100% of his salary based primarily on the achievement of pre-established financial performance criteria. Payment of the 2004 annual incentive award for Mr. Thomas was $1,052,865 or 125.7% of his target, based on the fact that the Company, under his direction, exceeded revenue and operating income in 2004. Because 80% of the financial thresholds were achieved, this payment was calculated in accordance with the annual incentive plan, which provides for a 48% weighting on revenue performance, a 32% weighting on operating income performance, and a 20% weighting on the individual objectives. In assessing his individual objectives, we considered the extent to which other measures of performance, including cash flow, EPS objectives and operational objectives were met and exceeded in 2004 in determining the final amount of the annual incentive.

        Under the PERS program, Mr. Thomas received an award of restricted stock units that were equal in value to his annual incentive award. These restricted stock units will vest on January 2, 2007. To link his pay more closely to IMS's performance and align his interest more directly with the longer-term interests of our shareholders, last year we granted Mr. Thomas 275,000 stock options that will vest one-third on April 5, 2005 and in full on March 31, 2006, subject to accelerated vesting in the event of certain terminations of employment or a change in control of the Company. We believe that stock options and restricted stock units, when used judiciously and coupled with our stock ownership requirements, can be an extremely effective incentive for superior performance leading to long-term shareholder value.

        The target cash compensation for Mr. Thomas for 2004 was 22% below the 75th percentile for our comparator group. The target total direct compensation for Mr. Thomas for 2004 was 18% below the 75th percentile for our comparator group.

        Effective January 1, 2005, Mr. Thomas was appointed as Executive Chairman of the Board and David R. Carlucci was promoted to Chief Executive Officer. Changes to their compensation are described beginning on page 27 under the caption "Employment Agreements."

        Tax Deductibility.    Section 162(m) of the Internal Revenue Code of 1986 imposes limitations on the deductibility of compensation paid to a public company's chief executive officer and the other four most highly compensated executive officers. The Committee's policy is to seek to preserve such corporate tax deductibility to the greatest extent practicable, while maintaining the flexibility to approve, when appropriate, compensation arrangements in the best interests of IMS and its shareholders, but which may not always qualify for full tax deductibility. Accordingly, we have taken the steps we believe are required, including shareholder approval, to enable certain annual incentive awards, PERS, and options granted to senior executives to qualify as "performance-based" compensation not subject to Section 162(m) limits on tax deductibility. However, the Committee believes that we must attract, retain and reward the executive talent necessary to maximize the return to shareholders, and that the loss of a tax deduction may be necessary and appropriate in some circumstances.

The Compensation and Benefits Committee M. Bernard Puckett, Chairman Constantine L. Clemente John P. Imlay, Jr. Robert J. Kamerschen

Executive Compensation Tables

        The following table shows annual, long-term and other compensation paid or accrued by IMS for services rendered for the indicated fiscal years by our current Chief Executive Officer, and the four most highly compensated officers (the "named executive officers") serving at the end of 2004.

Summary Compensation Table

Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Other Annual Compensation(2) ($)	Restricted Stock Award(s)(3) ($)	Securities Underlying Options/SARs (#)	Long-Term Incentive Payouts ($)	All Other Compensa- tion(4) ($)
David M. Thomas(5) Chairman and Chief Executive Officer	2004 2003 2002	837,500 787,500 750,000	1,052,865 984,375 562,500	151,023 130,758 224,646	1,052,865 984,375 562,500	275,000 300,000 300,000	0 0 0	55,780 42,008 44,984
David R. Carlucci(5) President and Chief Operating Officer	2004 2003 2002	587,500 550,000 129,589	709,235 660,000 137,500	79,494 82,305 0	709,235 660,000 1,494,500	175,000 150,000 250,000	0 0 0	38,149 0 0
Gilles V. J. Pajot(6) President, IMS Europe	2004 2003 2002	593,035 530,575 485,070	438,790 389,530 217,040	260,546 240,630 211,575	438,790 339,530 217,040	100,000 100,000 82,500	0 0 0	0 0 0
Nancy E. Cooper Senior Vice President and Chief Financial Officer	2004 2003 2002	368,750 342,500 320,000	247,425 210,000 160,000	4,246 751 0	247,425 210,000 160,000	140,000 125,000 55,000	0 0 0	12,040 10,314 6,132
Robert H. Steinfeld Senior Vice President, General Counsel and Corporate Secretary	2004 2003 2002	335,000 317,500 310,000	217,055 214,500 139,825	5,357 3,877 0	217,055 214,500 139,825	120,000 80,000 66,000	0 0 0	16,724 14,057 13,044

1.
Bonus amounts represent cash bonus amounts earned in a given fiscal year that are generally paid in the following year.

2.
The amounts for 2004, 2003 and 2002 shown for Mr. Thomas include $97,118, $85,083 and $190,045 respectively for the imputed income associated with the personal use of the Company's aircraft. The amounts for 2004 and 2003 shown for Mr. Carlucci include $48,751 and $31,361 respectively for the imputed income associated with the personal use of the Company's aircraft and $16,750 for financial management services in 2003. The amounts for 2004, 2003 and 2002 shown for Mr. Pajot include $228,259, $212,158 and $188,463 respectively for living accommodations paid in accordance with his international assignment. In accordance with Securities and Exchange Commission disclosure rules, this column does not include perquisites for executives where they total less than the lesser of 10% of salary plus bonus or $50,000; excluded amounts are: Ms. Cooper, $9,253; and Mr. Steinfeld, $10,182.

3.
Under the Company's long term incentive plans, the restricted stock units ("RSUs") awarded to named executive officers remained subject to a risk of forfeiture at December 31, 2004. All of the RSUs shown as awarded in 2004 were PERS earned based on financial performance. These PERS were not granted until 2005, after assessment of the Company's and individual's 2004 performance. For 2004, IMS executives earned PERS as follows: Mr. Thomas, 45,226; Mr. Carlucci, 30,465; Mr. Pajot, 19,782; Ms. Cooper, 10,628; and Mr. Steinfeld, 9,323. These PERS awarded for 2004 are subject to a risk of forfeiture upon termination of employment in certain circumstances until they vest on January 2, 2007. PERS and other equity awards generally will become vested on an accelerated basis upon a change in control of IMS. PERS and RSUs are credited with dividend equivalents equal to dividends paid on IMS Common Stock paid in cash upon vesting. At December 31, 2004, the named executive officers held restricted stock unit awards relating to a number of shares having a fair market value at that date as follows (excluding PERS that were not issued until 2005 with respect to 2004 performance): Mr. Thomas, 76,035 shares valued at $1,775,797; Mr. Carlucci, 35,907 shares valued at $838,608; Mr. Pajot, 28,742 shares valued at $671,269; Ms. Cooper, 18,735 shares valued at $437,556; and Mr. Steinfeld, 17,653 shares valued at $412,286.

4.
The amounts shown for 2004 include aggregate annual Company contributions for the account of each named executive officer under the IMS Health Incorporated Savings Plan and IMS Health Incorporated Savings Equalization Plan as follows: Mr. Thomas, $55,780; Mr. Carlucci, $38,149; Ms. Cooper, $12,040; and Mr. Steinfeld, $16,724

5.
Effective January 1, 2005, Mr. Thomas became Executive Chairman of the Board and Mr. Carlucci became Chief Executive Officer and President.

6.
Amounts paid to or earned by Mr. Pajot in Sterling as reflected in this table and elsewhere in this Proxy Statement were converted to U.S. dollars at a rate of British Pounds ("£") 0.5445 to $1.00 for 2004, £0.6086 to $1.00 for 2003 and £0.6657 to $1.00 for 2002, in each case the average exchange rate during such year. The impact to his compensation due to foreign exchange was 11.6%, 9.4% and 3.3% for 2004, 2003 and 2002, respectively.

Option/SAR Grants in Last Fiscal Year

        The table below shows the grants of stock options made to the named executive officers in 2004. These options have an exercise price equal to the fair market value of the stock on the date of grant.

Name		Number of Securities Underlying Options/ SAR's Granted (#)	% of Total Options/SAR's Granted to Employees in Fiscal Year	Exercise or Base Price(1) ($/Share)	Expiration Date	Grant Date Present Value(2) ($)
David M. Thomas	Stock Options	275,000	4.6%	$23.92	04/05/11	$2,157,293
David R. Carlucci	Stock Options	175,000	2.9%	$23.92	04/05/11	$1,372,823
Gilles V. J. Pajot	Stock Options	100,000	1.7%	$23.92	04/05/11	$784,470
Nancy E. Cooper	Stock Options	140,000	2.4%	$23.92	04/05/11	$1,098,258
Robert H. Steinfeld	Stock Options	120,000	2.0%	$23.92	04/05/11	$941,364

1.
The exercise or base price is equal to the fair market value of the stock on the date of grant. The options vest one third per annum and have a seven year term.

2.
Grant date present value is based on the Black-Scholes Option Pricing Model and assumes an expected stock-price volatility factor of 34.1%, a risk-free rate of return of 3.06%, an average annual dividend yield of 0.3%, a vesting and forfeiture discount of 10% and an assumed time of exercise of 4.39 years from grant date. These assumptions may or may not be fulfilled, and the amounts shown cannot be considered predictions of future value. Options will have value at the exercise date only to the extent the stock price exceeds the option exercise price.

Aggregated Option/SAR Exercises in Last Fiscal Year and
Fiscal Year-End Option/SAR Values

        The following table provides information related to option exercises by each of the named executive officers during 2004, the number of unexercised options at year-end and the value of unexercised in-the-money stock options at year-end.

			Number of Securities Underlying Unexercised Options/SAR's at Fiscal Year-End(1) (#)		Value of Unexercised In-the-Money Options/SAR's at Fiscal Year-End(2) ($)
	Shares Acquired on Exercise (#)
Name		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David M. Thomas	—	—	1,300,000	575,000	1,818,000	1,983,000
David R. Carlucci	—	—	216,666	358,334	1,964,660	1,519,340
Gilles V. J. Pajot	150,140	865,364	859,366	194,167	2,398,973	628,861
Nancy E. Cooper	—	—	178,332	241,668	691,358	697,692
Robert H. Steinfeld	63,911	380,332	239,649	195,334	859,454	503,091

1.
Represents options to purchase shares of Common Stock of IMS.

2.
The values shown equal the difference between the exercise price of the exercisable and unexercisable options and the market price of the underlying common stock at the close of business on December 31, 2004 of $23.21.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2004, regarding certain outstanding awards and shares remaining available for future issuance under our compensation plans under which equity securities are authorized for issuance (excluding 401(k) plans, ESOPs and similar tax-qualified plans):

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1) (c)
Equity compensation plans approved by security holders	28,306,043	$21.78	7,396,655
Equity compensation plans not approved by security holders	7,862,305	$20.28	2,791,411

Total	36,168,348	$21.46	10,188,066

1.
Of the shares remaining available for future issuance, the numbers of shares that may be issued as restricted stock or grants of stock as a bonus under our plans at December 31, 2004, were as follows: 1998 Employees' Stock Incentive Plan, 1,751,968 shares; 2000 Stock Incentive Plan, 2,791,411 shares; and 1998 Non-Employee Directors' Stock Incentive Plan, 335,385 shares. These are equity incentive plans that also authorize the grant of options and other types of equity awards, so that the shares will not necessarily be issued as restricted stock or stock bonus grants. Of the shares remaining available for future issuance, 2,484,494 shares remain available under the Company's Employee Stock Purchase Plan, a stock purchase plan meeting the requirements of Section 423 of the Internal Revenue Code.

        Our equity compensation plans that have not been approved by our shareholders are the 2000 Stock Incentive Plan and certain shares authorized for grant under the 1998 Non-Employee Directors' Stock Incentive Plan. Set forth below is a description of the material features of these plans:

  The 2000 Stock Incentive Plan provides for the grant of options and other equity awards to employees, excluding executive officers and directors. The Board of Directors adopted the Plan in 2000. Grants under the Plan are determined, and the Plan is administered by the Compensation and Benefits Committee of the Board of Directors (the "Committee") and certain officers to whom the Committee has delegated authority. The features of the Plan are similar to those of the 1998 Employees' Stock Incentive Plan, authorizing grants of non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, and other stock-based awards. The Committee sets vesting terms of awards at grant; in some cases options or awards may vest upon the achievement of pre-set performance goals. To date, we have granted primarily options and restricted stock units under the Plan. Options must have an exercise price of at least 100% of the fair market value of the Common Stock on the grant date, and a term not exceeding ten years. Upon termination of employment, unvested options generally are forfeited and vested options expire 90 days after termination, except terms that are more favorable apply in the case of death, disability and retirement or as determined by the Committee. The exercise price may be paid in cash or by surrender of previously acquired shares. Restricted stock units granted under the Plan are settled by delivery of shares, and generally have been subject to a risk of forfeiture upon termination of employment for a period of one to four years, except more favorable terms apply to termination due to death, disability or retirement. Holders of restricted stock units are entitled to dividend equivalents payable in cash upon vesting. The Committee has specified that certain awards under the Plan will become vested upon a change in control of IMS.

           The 1998 Non-Employee Directors' Stock Incentive Plan currently provides for the grant of options and restricted stock to non-employee directors. Under Securities and Exchange Commission rules governing the above table, the Plan is considered approved by security holders but was amended by the Board of Directors to add 226,678 shares in 2000. Grants under the Plan are determined, and the Plan is administered by, the Compensation and Benefits Committee of the Board of Directors, subject to the review and approval of the full Board of Directors. Options must have an exercise price of at least 100% of the fair market value of the Common Stock on the grant date, and a term not exceeding ten years. The Committee sets vesting terms of awards at grant. Upon termination of service as a director, unvested options generally are forfeited and vested options expire 90 days after termination, except more favorable terms, including non-forfeiture of unvested options, apply in the case of death, disability and retirement or as determined by the Committee. The exercise price may be paid in cash or by surrender of previously acquired shares. Restricted stock granted under the Plan is subject to a risk of forfeiture upon termination of service as a director, except in the case of death or disability or as otherwise determined by the Committee, for a period specified by the Committee.

Five Year Performance Graph

        This graph compares the total shareholder return of IMS, the Standard and Poor's 500 Index, the S&P 500 Pharmaceutical Index and a selected comparator group from December 31, 1999 until December 31, 2004. While there is no widely recognized standard industry group or individual companies that are pure peers of IMS, a group was selected composed of five companies that provide pharmaceutical companies with contract research, contract sales and drug wholesale services. Although most of these companies do not compete directly with IMS, their customers are the same, and we believe their share price performance is influenced by many of the same factors that influence the price of IMS Common Stock. This Pharmaceutical Services Group consists of: Cardinal Health Inc., Covance Inc., Dendrite International, Inc., McKesson HBOC, Inc. and NDCHealth Corporation.

Comparison of Cumulative Total Returns to Shareholders
December 31, 1999 to December 31, 2004

	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	Compound Annual Return Rate
IMS HEALTH	$100.00	$103.65	$75.13	$61.90	$96.62	$90.52	-2.0%
Pharmaceutical Services Group(1)	100.00	180.60	183.22	157.78	171.41	168.22	11.0%
S&P 500 Pharmaceutical	100.00	136.31	116.49	93.15	101.33	93.83	-1.3%
S&P 500	100.00	90.90	80.09	62.39	80.28	88.98	-2.3%

Notes:

1.
The Pharmaceutical Services Group consists of Cardinal Health, Covance, Dendrite International, McKesson, and NDCHealth.

Note: All IMS share prices have been adjusted to reflect dividend reinvestment of the value of the shares distributed in the Company's spin-off of Gartner, Inc. in 1999 and Synavant Inc. in 2000 into additional shares of stock in IMS.

Retirement Benefits

        Retirement benefits are provided to the named executive officers of the Company under pension arrangements that are described below. Compensation for the purpose of determining retirement benefits consists of base salary, annual bonuses, commissions, overtime and shift pay and includes earned compensation deferred under the Executive Deferred Compensation Plan. Severance pay, income derived from equity-based awards, contingent payments and other forms of special remuneration are excluded. A portion of the bonuses taken into account in the Summary Compensation Table above were not paid until the year following the year in which they were accrued and expensed. Compensation for purposes of determining average final compensation varies from the Summary Compensation Table amounts in that bonuses earned in the previous year but paid in the current year are part of compensation in the current year for retirement plan purposes, and any unpaid current year's bonuses accrued and included in the Summary Compensation Table are not part of compensation for that year. Unless otherwise noted, average final compensation is defined as the highest average annual compensation during five consecutive twelve-month periods in the last ten consecutive twelve-month periods of the employee's credited service.

        Mr. Thomas.    The table below illustrates the estimated aggregate annual benefits payable under the IMS Health Incorporated Retirement Plan ("Retirement Plan"), the IMS Health Incorporated Retirement Excess Plan ("REP") and the IMS Health Incorporated Supplemental Executive Retirement Plan ("SERP") for Mr. Thomas. It shows the estimated benefits based on different possible levels of average final compensation and credited years of service at the time of retirement. Amounts shown include U.S. Social Security benefits, which would be deducted from the benefits actually payable under these plans. These aggregate annual retirement benefits do not increase because of additional credited service after 15 years.

        Benefits vest after five years of credited service and are calculated at 5% of average final compensation per year for the first ten years of credited service, and 2% per year for the next five years, up to a maximum of 60% of average final compensation after 15 years of credited service. The benefits shown in the table are calculated on a straight-life annuity basis.

	Estimated Aggregate Annual Retirement Benefit Assuming Credited Service of:
Average Final Compensation
	5 Years	10 Years	15 Years	20 Years	30 Years
$1,000,000	$250,000	$500,000	$600,000	$600,000	$600,000
1,300,000	325,000	650,000	780,000	780,000	780,000
1,600,000	400,000	800,000	960,000	960,000	960,000
1,900,000	475,000	950,000	1,140,000	1,140,000	1,140,000
2,200,000	550,000	1,100,000	1,320,000	1,320,000	1,320,000

        As of December 31, 2004, the number of years of credited service for Mr. Thomas is four. For 2004, compensation that would be included in calculating average final compensation for Mr. Thomas was $1,821,875.

        Under terms agreed to when he commenced employment in 2000 as the Chairman and at that time, Chief Executive Officer and President, Mr. Thomas is 100% vested in the benefit payable under the terms of the SERP. In addition, Mr. Thomas' employment agreement provides for an alternate determination of his pension benefit, which if greater, would become payable. The alternative determination of his pension benefit reflects the service Mr. Thomas earned with his prior employer. See "Employment Agreements" beginning on page 27.

        Mr. Carlucci.    The table below illustrates the estimated aggregate annual benefits payable under the Retirement Plan, the REP and the SERP, as amended by the terms of Mr. Carlucci's employment agreement. It shows the estimated benefits based on different possible levels of average final compensation and credited years of service at the time of retirement. Amounts shown include U.S. Social Security benefits and amounts paid or payable under any qualified or non-qualified defined benefit pension plan maintained by his prior employer, which would be deducted from the benefits actually payable under these plans. These aggregate annual retirement benefits do not increase because of additional credited service earned following attainment of age 65.

        Benefits vest after five years of credited service and are calculated at 8% of average final compensation per year for the first five years of credited service, and 1.6% per year for the next twelve years, and an additional 0.8% for the partial year of service completed at his 65th birthday, up to a maximum of 60% of average final compensation. The benefits shown in the table are calculated on a straight-life annuity basis.

	Estimated Aggregate Annual Retirement Benefit Assuming Credited Service of:
Average Final Compensation
	5 Years	10 Years	15 Years	20 Years	30 Years
$750,000	$300,000	$360,000	$420,000	$450,000	$450,000
1,000,000	400,000	480,000	560,000	600,000	600,000
1,250,000	500,000	600,000	700,000	750,000	750,000
1,500,000	600,000	720,000	840,000	900,000	900,000
1,750,000	700,000	840,000	980,000	1,050,000	1,050,000

        As of December 31, 2004, the number of years of credited service for Mr. Carlucci is two. For 2004, compensation that would be included in calculating average final compensation for Mr. Carlucci was $1,247,500.

        Under terms agreed to when he commenced employment in 2002 as the President and Chief Operating Officer, Mr. Carlucci is 100% vested in the benefit payable under the terms of the SERP. See "Employment Agreements" beginning on page 27.

        Ms. Cooper and Mr. Steinfeld.    The table below illustrates, for Ms. Cooper and Mr. Steinfeld, the estimated aggregate annual benefits payable under the Retirement Plan, the REP and the IMS Health Incorporated Executive Pension Plan ("EXPP"). U.S. Social Security benefits will not be deducted when determining benefits payable to these executives. These aggregate annual retirement benefits do not increase because of additional credited service after 30 years.

        Benefits vest after five years of credited service and are calculated at 2.5% of average final compensation per year for the first 15 years of credited service, and 1.5% of average final compensation for the next 15 years, up to a maximum of 60% of average final compensation after 30 years of credited service.

	Estimated Aggregate Annual Retirement Benefit Assuming Credited Service of:
Average Final Compensation
	5 Years	10 Years	15 Years	20 Years	30 Years
$450,000	$56,250	$112,500	$168,750	$202,500	$270,000
525,000	65,625	131,250	196,875	236,250	315,000
600,000	75,000	150,000	225,000	270,000	360,000
675,000	84,375	168,750	253,125	303,750	405,000
750,000	93,750	187,500	281,250	337,500	450,000

        The benefits shown in the table above are calculated on a straight-life annuity basis. As of December 31, 2004, the number of years of credited service for Ms. Cooper and Mr. Steinfeld are three and eight, respectively.

        For 2004, compensation that would be included in calculating average final compensation for Ms. Cooper and Mr. Steinfeld was $578,750 and $549,500, respectively. However, Mr. Steinfeld's employment agreement provides that his average final compensation will at least equal his 2001 base salary plus the greater of his 2001 target annual incentive or his actual annual incentive paid for 2001. As a result, Mr. Steinfeld's average final compensation will not be less than $465,000. In addition, Mr. Steinfeld's aggregate annual accrued benefit under the Retirement Plan, REP and EXPP will not be less than $47,240 per year commencing at age 55, which is the aggregate amount determined under the Retirement Plan, REP and US Executive Retirement Plan ("US ERP") as of February 11, 2003. See "Employment Agreements" beginning on page 27.

        Mr. Pajot.    The table below illustrates the estimated aggregate annual benefits payable in specified average final compensation and credited service classifications upon retirement for Mr. Pajot. Amounts shown include benefits payable under the plans of Mr. Pajot's prior employer that would be deducted in calculating benefits payable by IMS.

        Mr. Pajot is 100% vested in his plan benefit. Benefits are calculated at 3.25% of average final compensation per year of credited service, up to a maximum of 65% of average final compensation, after 20 years of service. See "Employment Agreements" beginning on page 27.

	Estimated Aggregate Annual Retirement Benefit Assuming Credited Service of:
Average Final Compensation
	5 Years	10 Years	15 Years	20 Years	30 Years
$700,000	$113,750	$227,500	$341,250	$455,000	$455,000
800,000	130,000	260,000	390,000	520,000	520,000
900,000	146,250	292,500	438,750	585,000	585,000
1,000,000	162,500	325,000	487,500	650,000	650,000
1,100,000	178,750	357,500	536,250	715,000	715,000

        The benefits shown in the table above are calculated on a straight-life annuity basis. As of December 31, 2004, the number of years of credited service for Mr. Pajot is twelve. For 2004, compensation that would be included in calculating average final compensation for Mr. Pajot was $982,555.

        Payment Alternatives Under Retirement Plans.    Optional forms of payment, including actuarially equivalent lump sum payments under the non-qualified plans, are available under each of these arrangements provided the employee has complied with all requirements relating to such election.

Change-in-Control Agreements

        We have entered into Change-in-Control Agreements with certain of our executives. These provide for severance and other benefits if, following a change in control of IMS, the executive's employment terminates in a way adverse to the executive. These agreements cover all executive officers as well as certain other officers and selected key employees.

        Under the Change-in-Control Agreements, an executive commits to remain employed for 180 days following an event that represents a potential change in control to maintain stable operations while a change in control proceeds. If a named executive officer's employment ends within two years following a change in control either because IMS terminates him or her without cause or because the executive resigns under circumstances constituting "good reason," the executive will be entitled to:

  •
  Payment in lieu of annual bonus in an amount equal to the target bonus for the year of the change in control, prorated to reflect the part of the year of termination he or she worked;

  •
  Payment of a lump sum of three times (one times or two times in the case of certain executives) the sum of: (a) his or her base salary plus (b) annual target bonus for the year of the change in control or, if no target bonus has been determined for the year, the annual bonus actually earned in the preceding year;

  •
  Vesting and deemed achievement of target performance and payment for outstanding long-term performance awards for all performance periods in progress;

  •
  Payment of an allowance for outplacement expenses in an amount equal to 20% of salary and bonus, but not to exceed $100,000;

  •
  Life and health insurance benefits for 36 months after termination (12 months or 24 months in the case of certain executives); and

  •
  A cash payment in lieu of receiving certain retiree medical and life benefits that otherwise would have commenced at age 55.

        If payments trigger the "golden parachute" excise tax imposed by the U.S. Internal Revenue Code, IMS will pay an additional "gross-up" amount so that the executive's after-tax benefits are the same as though no excise tax had applied. If an excise tax is triggered, a substantial portion of our payments to the executive under the agreement would not be tax deductible by us for federal income tax purposes. We will reimburse an executive for expenses incurred in enforcing the agreement unless incurred in bad faith.

        Under the agreement, "good reason" means an adverse change in employment status, compensation or benefits, or a required move to a new work location not otherwise specified in the agreement.

        A "change in control" is defined in the agreement to occur if a person becomes the beneficial owner of 20% or more of the combined voting power of IMS's securities, if a majority of the Board changes in a 24-month period without the specified approval of incumbent directors, if IMS merges with another entity in a way that substantially changes the ownership of existing shareholders, if we sell substantially all assets or liquidate IMS, or if the Board of Directors otherwise determines that a change in control has occurred. If a potential change in control occurs, IMS must deposit funds into a "rabbi" trust to fund potential obligations under the agreements.

        Under IMS equity plans and award agreements, a change in control will result in the accelerated vesting of the option or other equity award subject at the time of the change in control to service-based vesting requirements for these certain executives.

Employment Agreements

        The employment agreements with Messrs. Thomas, Carlucci, Pajot and Steinfeld and Ms. Cooper employ each of them for a specified period of up to approximately three years, with automatic one-year renewals thereafter, except in the case of Mr. Thomas, whose contract ends on March 31, 2006. The agreements specify annual base salaries, which must be reviewed annually (except in the case of Mr. Thomas) and may be increased but not decreased from the amount previously in effect. Salary levels in effect for 2004 are reflected in the Summary Compensation Table. Effective with the January 1, 2005 appointment of Mr. Thomas as Executive Chairman of the Board and Mr. Carlucci as Chief Executive Officer, their base salaries are $880,000 and $730,000, respectively. The agreements also provide each executive with an opportunity to earn annual incentive compensation based on achievement of performance objectives set by the Compensation and Benefits Committee, in an amount not less than a specified percentage of salary, as follows: Mr. Thomas, 100%; Mr. Carlucci, 100%; Mr. Pajot, 65%; Ms. Cooper, 60%; and Mr. Steinfeld, 56%. Under our PERS program, each executive (other than Mr. Thomas after 2004) is eligible to earn restricted stock units with a value equal to the value of the annual incentive compensation earned, such units then subject to additional service-based vesting for two years. Under the agreements, we must permit each executive to continue participating in plans and programs offering compensation opportunities and benefits no less favorable than those in effect at the time the agreements became effective. The agreements impose obligations on the executive as to confidentiality, non-competition, non-disparagement of IMS, and similar matters during employment and for specified periods following termination. In addition to normal remedies for breach, the breach of these obligations after termination of employment can trigger forfeiture of options.

        The agreements require IMS to provide certain payments and benefits upon termination of the executive's employment, in addition to amounts previously accrued. If employment terminates due to retirement, approved early retirement, death or disability, the executive will receive annual incentive compensation for that year prorated to reflect the part of the year worked. Retirement is defined as age 60, in the case of Mr. Thomas and Mr. Carlucci, and age 55 in the case of the other executives. Eligibility for retirement under certain IMS plans may be met through the attainment of age and/or service criteria that differs from that in the agreements. If termination results from a disability, the employment agreements provide for accelerated vesting of options, restricted stock units, performance awards and other awards and continued participation in health and other benefit plans until age 65. Although not covered by the employment agreements, the executives' option agreements provide, subject to certain exceptions, for no forfeiture of options and other awards upon termination due to death or retirement. If we terminate the employment of the executive other than for cause or the executive terminates for "good reason," he/she will receive:

  •
  Payment of a prorated portion of target bonus for that year;

  •
  Payment of a severance amount equal to (i), for Messrs. Thomas, Carlucci and Pajot, two times the sum of annual salary plus the greater of that year's target bonus or the bonus paid in the prior year, and (ii), for Ms. Cooper and Mr. Steinfeld, the sum of annual salary plus the greater of that year's target bonus or the bonus paid in the prior year. These amounts are payable in monthly installments over 24 months;

  •
  Accelerated vesting of options, restricted stock units, performance awards and other awards, with any performance objectives deemed achieved at target levels; and

  •
  Continued participation in health and other benefit plans for up to two years after termination, unless a subsequent employer provides comparable benefits.

        If such a termination occurs within two years after a change in control, the executive will receive the benefits listed above plus these enhancements:

  •
  The severance amount multiplier will be three times rather than two times or one times the annual cash amount, and severance will be payable as a lump sum;

  •
  Any option granted during the term of the agreement will remain outstanding until its stated expiration date;

  •
  For purposes of our SERP, Mr. Thomas will be credited with additional years of age and/or service so that he will qualify for the maximum retirement benefit, and his average final compensation will be not less than his base salary and target annual incentive for the year in which the change in control occurred but in no event less than $2 million;

  •
  For purposes of the SERP, in the case of Mr. Carlucci, and of the EXPP, in the case of Ms. Cooper and Mr. Steinfeld, the executive will be credited with three additional years of age and three additional years of service for determining their retirement benefit;

  •
  Participation will continue in benefit plans for up to three years; and

  •
  Any greater benefits provided under the Change-in-Control Agreements will only apply to Mr. Pajot, Ms. Cooper and Mr. Steinfeld and not to Messrs. Thomas or Carlucci, because their employment agreements encompass their change-in-control benefits.

        Upon occurrence of a potential change-in-control event, we must deposit funds into a trust to fund potential obligations under the agreements. If payments following a change-in-control trigger the "golden parachute" excise tax, we will pay the executive an additional "gross-up" amount so that his or her after-tax benefits are the same as though no excise tax had applied. If an excise tax is triggered, a substantial portion of our payments to the executive under the agreement would not be tax deductible by us for federal income tax purposes.

        The agreements provide that, upon the occurrence of a change in control, outstanding stock options, restricted stock units and other equity-based awards then held by the executive will become vested and exercisable.

        For purposes of the agreements, "good reason" means a demotion or adverse change in the executive's employment status, compensation or benefits, a required relocation, a failure of IMS to abide by other important provisions of the agreement or to renew the term of the agreement. We must fully indemnify the executives, continue officers' and directors' liability insurance during employment and for up to six years thereafter, and reimburse the executive for expenses incurred in enforcing the agreement unless incurred in bad faith or frivolous. A "change in control" has the same meaning as defined in the Change-in-Control Agreements, described above.

        The agreements contain additional provisions tailored to the individual executive's circumstances, and resulting from the negotiations between IMS and the executive. Mr. Thomas's agreement provides that he is credited, for purposes of vesting under our supplemental pension plan and other executive compensation plans (excluding the IMS equity plans), with 28 years of service, reflecting his years of service to his prior employer. If Mr. Thomas's employment terminates after five years of service to IMS, his 28 years of service to his prior employer will be treated as years of service under our SERP, but any pension paid by the former employer will reduce our pension obligation. If termination occurs in less than five years, the agreement provides a formula that can enhance his retirement benefit if termination is not for cause, not due to retirement and not a voluntary termination without good reason (as defined above). The 2005 amendment to his agreement also:

  •
  Provided for a grant of 45,833 restricted stock units on January 3, 2005, vesting as to 33,333 units on January 1, 2006 and as to 12,500 units on March 31, 2006;

  •
  Accelerated the vesting, to March 31, 2006, of 283,334 options and 38,417 restricted stock units scheduled to vest after March 31, 2006;

  •
  Provided that the executive will not participate in the 2005 or 2006 performance cycles of the Company's PERS program;

  •
  Continued the executive's entitlement during his employment to use our aircraft for business and reasonable personal travel, but requiring that he fully reimburse us for any personal travel in accordance with Company policies; and

  •
  Provided that, following his scheduled retirement on March 31, 2006: (i) Mr. Thomas is to provide consulting services to the company through December 31, 2006 for which he will receive fees of $70,000 per month; and (ii) the Company will transfer ownership of his Company-provided automobile to him at the then current retail book value of this automobile which is estimated to be $51,500. Mr. Thomas will be responsible for the taxes associated with this transfer.

        Mr. Carlucci's agreement provides that he is credited, for purposes of vesting under our supplemental pension plan and other executive compensation plans (excluding the IMS equity plans), with 26 years of service, reflecting his years of service to his prior employer. Our benefits obligation will be reduced by the pension amounts he is entitled to receive from his prior employer. Unless his termination of employment is for cause or without good reason, Mr. Carlucci may elect to continue participating for his lifetime (along with coverage for his spouse and dependent children) in IMS medical plans beyond the date he would otherwise be eligible. The 2005 amendment to his agreement also provided for a grant of 38,000 restricted stock units on January 3, 2005, vesting in equal installments over three years beginning on January 1, 2006, and options to purchase 115,000 shares (at $23.03 per share) on January 3, 2005, vesting in equal installments over three years beginning on January 1, 2006, and provided that, if his employment terminates before he completes five years of service with IMS, his Average Final Compensation under the SERP will be determined based on compensation paid by IMS and not taking into account his compensation with his prior employer. The Company paid certain legal fees of counsel to Mr. Thomas and Mr. Carlucci in connection with the negotiation and entry into their original agreements and the amendments to the agreements entered into in 2005.

        Mr. Pajot's agreement provides for special pension benefits intended to duplicate benefits payable under a pension plan of a prior employer, had he remained with that employer until retirement. His arrangement provides that, if he retires at age 65, his annual benefit will equal 65% of his average final pensionable earnings (base salary plus bonus), but our retirement benefits obligation will be reduced by the pension amounts he is entitled to receive from his former employer. His disability benefits will be at least equal to those provided under our US ERP, with credit for all years of service to IMS. The US ERP disability provision provides for monthly payments to the disabled employee equal to 1/12th of the base salary and cash incentive paid to the employee during the 12 month period prior to becoming disabled. His agreement also provides that he can voluntarily terminate his employment before a change in control and receive the severance payments, pro-rata annual incentive award, vesting in certain options and continued health and welfare benefits that would have been provided had we terminated his employment without cause, or he can voluntarily terminate his employment within two years after a change in control and receive all of the payments and benefits that would have been provided had we terminated his employment without cause after a change in control.

        Ms. Cooper's agreement provides that if she is terminated within two years after a change in control in circumstances that would trigger a severance payment, she will also receive retiree medical and life insurance benefits no less favorable than those she would have received had she retired at or after age 55. Her agreement also provides that under certain circumstances, she may be required to reimburse IMS for bonus or equity based compensation received, if IMS is required to prepare an accounting restatement due to any material noncompliance with applicable financial reporting requirements.

        Mr. Steinfeld's agreement provides that, for purposes of determining pension benefits under the EXPP, his average final compensation will be at least equal to $465,000, his accrued benefit will not be less than that which was determined as of February 11, 2003 under the US ERP and he will earn two years of past service credit for each of his years of service during the period beginning February 11, 2003 and ending January 31, 2006, in addition to the service credits otherwise arising from such service. Thereafter, additional service will be awarded in accordance with the terms of the EXPP. If Mr. Steinfeld is terminated within two years after a change in control in circumstances that would trigger a severance payment, he will also receive retiree medical and life insurance benefits no less favorable than those he would have received had he retired at or after age 55. His agreement also provides that under certain circumstances, he may be required to reimburse IMS for bonus or equity based compensation received, if IMS is required to prepare an accounting restatement due to any material noncompliance with applicable financial reporting requirements.

Employee Protection Plan

        The IMS Health Incorporated Employee Protection Plan ("EPP"), provides severance benefits to employees, including certain executive officers. The EPP provides for the payment of severance benefits if IMS terminates the officer's employment not for cause. An executive officer terminated in this way will receive salary and benefits continuing for not less than 26 weeks nor more than 104 weeks, determined on the basis of 1.5 weeks for each $10,000 of base salary plus three weeks for each year of service, but limited to 26 weeks if the employee has less than one year of service at termination. Benefits under the EPP cease when the officer earns or accrues compensation from any new employer or other third party. These benefits do not apply to certain executive officers terminated within two years after a change in control, which are covered by the Change-in-Control Agreements described above.

        In addition to continuation of salary, the EPP provides to eligible terminated officers:

  •
  Continued medical, dental and life insurance coverage throughout the salary continuation period;

  •
  Payment of the annual bonus for the year of termination that would have been paid if employment continued, pro-rated to reflect the number of months worked during that year, but only if the employee worked for at least six months in that year and termination was not due to the employee's unsatisfactory performance; and

  •
  Outplacement services and financial counseling in certain cases.

        The Chief Executive Officer retains discretion to increase or decrease EPP benefits for executives and other employees. EPP benefits will not be provided to executives covered by employment agreements, except Messrs. Thomas, Carlucci and Ms. Cooper and Mr. Steinfeld are entitled to EPP benefits to the extent that they may be more favorable than benefits under their employment agreements.

PROPOSAL NO. 2: APPOINTMENT OF AND RELATIONSHIP
WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Board of Directors, upon the recommendation of the Audit Committee, selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2005. The Board of Directors will ask IMS shareholders to approve this selection at the Annual Meeting.

Report of the Audit Committee

        PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the year ended December 31, 2004. PricewaterhouseCoopers has been our independent auditor since July 1998, when IMS became an independent publicly traded company.

        Among its functions, the Audit Committee reviews the financial reporting process of IMS on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The independent registered public accounting firm is responsible for expressing opinions on the conformity of our audited financial statements to accounting principles generally accepted in the United States of America, on management's annual assessment of internal control over financial reporting, based on criteria established in Internal Control—an Integrated Framework issued by The Committee of Sponsoring Organizations of The Treadway Commission, (collectively, "COSO"), and on our maintenance, in all material respects, of internal control over financial reporting, based on the criteria established by COSO.

        The Audit Committee has reviewed and discussed the annual audited financial statements with management and the independent registered public accounting firm, PricewaterhouseCoopers. The Audit Committee also examined with the independent registered public accounting firm the matters required to be discussed by the Statement of Auditing Standards No. 61, and reviewed the results of the independent registered public accounting firm's examination of the consolidated financial statements.

        PricewaterhouseCoopers has also confirmed to IMS that it is in compliance with the rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence. The Audit Committee received and discussed with PricewaterhouseCoopers its written disclosures in the form of a letter as required by Independence Standards Board Standard No. 1. The Audit Committee has considered whether the provision of non-audit services by our independent registered public accounting firm is compatible with the auditor's independence.

        Based on the reviews and discussions referred to above, and the guidelines specified by the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

The Audit Committee William C. Van Faasen, Chairman James D. Edwards H. Eugene Lockhart

Fees Paid to Independent Registered Public Accounting Firm

        The accounting firm of PricewaterhouseCoopers served as IMS's independent auditors for the years ended December 31, 2004 and December 31, 2003. In addition to rendering audit services during those two years, PricewaterhouseCoopers performed various non-audit services for IMS worldwide.

    Audit and Other Fees for Past Two Fiscal Years

        The following table sets forth the aggregate fees billed to IMS for services rendered by PricewaterhouseCoopers for the 2004 and 2003 fiscal years:

	2004	2003
	(in millions)
Audit fees (1)	$4.4	$2.7
Audit-related fees (2)	1.3	1.3
Tax fees (3)	0.7	0.5
All other fees (4)	0.1	0.2

Total	$6.5	$4.7

(1)
Audit fees principally include services related to the annual audit of the consolidated financial statements, audit of internal controls over financial reporting, statutory audits of foreign subsidiaries, Securities and Exchange Commission registration statements and other filings, and consultation on accounting matters. Audit fees increased in 2004 as a result of compliance with Sarbanes-Oxley Section 404.

(2)
Audit-related fees consisted principally of due diligence services related to acquisitions and audits of employee benefit plans.

(3)
Tax fees consisted principally of assistance with tax compliance services (including US federal and international returns) and tax examination assistance.

(4)
All other fees consisted principally of actuarial and human resource advisory services for which the arrangements were entered into prior to May 2003.

        All audit and non-audit services to be performed by IMS's independent registered public accounting firm must be approved in advance by the Audit Committee. As permitted by the Securities and Exchange Commission's rules, the Committee also has delegated to its Chairperson and each member determined to be an "audit committee financial expert," acting singly, the authority to pre-approve any audit or non-audit services if the need for pre-approval arises between regularly scheduled meetings. Such interim approvals, together with full documentation, are presented to the Committee at its next scheduled meeting.

        As early as practicable in each fiscal year, the independent registered public accounting firm provides to the Audit Committee a schedule of the audit and other services that the independent registered public accountants expect to provide or may provide during the next 12 months. The schedule will be specific as to the nature of the proposed services, the proposed fees and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline the proposed services. Upon approval, this schedule will serve as the budget for fees by specific activity or service for the next 12 months.

        A schedule of additional services proposed to be provided by the independent registered public accountants, or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule will be specific as to the nature of the proposed service, the proposed fee and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline authorization for each proposed new service.

        Applicable Security and Exchange Commission rules and regulations permit waiver of the pre-approval requirements for services other than audit, review or attest services if certain conditions are met. Out of the services characterized above as Audit-related, Tax and All other, none were billed pursuant to these provisions in fiscal 2004 without pre-approval.

        The Audit Committee has considered the compatibility of non-audit services performed by PricewaterhouseCoopers with the accountant' independence. Our Committee has concluded that the provision of non-audit services by PricewaterhouseCoopers is compatible with that firm maintaining its independence from IMS and its management.

        The Board of Directors, on the recommendation of the Audit Committee, has appointed PricewaterhouseCoopers as independent registered public accountants for IMS for the year ending December 31, 2005, subject to ratification of the appointment by the affirmative vote of a majority of the shares of Common Stock voting in person or represented by proxy at the Annual Meeting of Shareholders and entitled to vote on the matter. A representative of PricewaterhouseCoopers is expected to be available to answer appropriate questions at the Annual Meeting and is free to make statements during the meeting. If the shareholders do not ratify the appointment of PricewaterhouseCoopers, the Board of Directors will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS

PROPOSAL NO. 3: REGARDING SHAREHOLDER RIGHTS PLAN

        The proponent of a shareholder proposal has stated that the proponent intends to present a proposal at the Annual Meeting. The name, address and number of shares held by the proponent will be furnished by the Company upon written or oral request to the Corporate Secretary. The shareholder proposal, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after the proposal.

"Proposal No. 3—Redeem or Vote Poison Pill

        RESOLVED, The shareholders of our company request our Board of Directors to redeem any active poison pill, unless such poison pill is approved by the affirmative vote of holders of a majority of shares present and voting as a separate ballot item, to be held as soon as may be practicable.

        Nick Rossi, P.O. Box 249, Boonville, Calif. 95415 submitted this proposal.

61% Yes-Vote

        This topic won an impressive 61% yes-vote at 50 major companies in 2004. The Council of Institutional Investors www.cii.org formally recommends:

  •
  Adoption of this proposal topic.

  •
  Adoption of each proposal which wins majority shareholder vote—this proposal topic won on average more than 10% above majority vote.

        Our company can include the name and address of the proponents of the 2005 shareholder proposals with the text of each proposal (more convenient for shareholders) or require shareholders to make a request.

  Pills Entrench Current Management

        "They [poison pills] entrench the current management, even when it's doing a poor job. They [poison pills] water down shareholders' votes and deprive them of a meaningful voice in corporate affairs."

        "Take on the Street" by Arthur Levitt, SEC Chairman, 1993-2001, page 215

  Like a Dictator

        "[Poison pill] That's akin to the argument of a benevolent dictator, who says, "Give up more of your freedom and I'll take care of you."'

        T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for 25 years

  The Potential of a Tender Offer Can Motivate Our Directors

        Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could sell the company out from under its present management.

        Wall Street Journal, Feb. 24, 2003

  Advancement Begins with a First Step

        I believe that the need to take the above RESOLVED step is reinforced by viewing our overall corporate governance fitness which is not impeccable. For instance in 2004 it was reported:

  •
  Shareholders were allowed to vote on individual directors only once in 3-years—accountability concern.

  •
  Our directors failed to commit to adoption of annual election of each director after a 76% majority vote in 2004—accountability concern.

  •
  An awesome 80% shareholder vote was required to make certain key changes—entrenchment concern.

  •
  Four directors were allowed to hold from 4 to 7 director seats each—over-extension concern.

  •
  2003 CEO pay was independently reported as $4 million including stock option grants. There was also $5 million in unexercised stock options from previous years. Source: Executive PayWatch Database. http://www.aflcio.org/corporateamerica/paywatch/ceou/database.cfm

Shareholder proposal text to address some of these topics can be found on the internet and similar text can be used to submit a ballot proposal to our company for the next annual meeting.

  Stock Value

        I believe that if a poison pill makes our company difficult to sell—that our stock has less value.

Redeem or Vote Poison Pill
Yes on Proposal No. 3"

Statement of the Board of Directors Recommending a Vote Against Proposal No. 3

YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF THE COMPANY OR YOU, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL AT THE ANNUAL MEETING FOR THE FOLLOWING REASONS:

        The Board of Directors unanimously adopted a shareholder protection rights plan (also called a "poison pill") on June 15, 1998 (the "Rights Agreement"). We believe that our shareholder rights plan remains in the best interests of our shareholders because it enhances the ability of the Board to preserve and enhance shareholder value, protects our shareholders against abusive takeover tactics and ensures that each shareholder is treated fairly in any transaction involving a change in control of the Company. The Rights Agreement does not prevent potential purchasers from making offers that would be in the best interests of our shareholders. Instead, it is designed to provide the Board of Directors with the ability to take what it believes are the most effective steps to protect and maximize the value of shareholders' investment in the Company by encouraging potential acquirors to negotiate directly with the Board of Directors.

        In March 2002, the Board of Directors adopted a Three-Year Independent Director Evaluation ("TIDE") policy with respect to the Rights Agreement. Under this policy, a committee comprised of at least three independent directors of the Company ("TIDE Committee") evaluates the shareholder rights plan at least every three years. In December 2002, after the TIDE Committee reviewed and considered materials reflecting arguments for and against the retention of shareholder rights plans, it determined that the Rights Agreement continued to be in the best interests of the Company and its shareholders. Upon the recommendation of the TIDE Committee, the Board unanimously approved the retention of the Rights Agreement in its current form.

        As noted more fully below, a majority of the Company's Board is comprised of independent directors who are well versed in business and financial matters and are knowledgeable about the Company's business. The Board believes that the requirement to maintain a majority of independent directors on the Board and the Board's duty to act in good faith and in the best interests of the Company and all of its shareholders provides adequate assurance against the Rights Agreement being utilized for management entrenchment. The Rights Agreement strengthens the ability of the Board in the exercise of the Board's duties and protects and furthers the interests of the shareholders by providing the Board with the opportunity to thoroughly and completely evaluate each offer in order to maximize shareholder value. The Company is proud of its long-standing commitment to its shareholders' best interests and corporate governance, demonstrated by the fact that all but two directors are independent directors and all committees of the Board of Directors consist of independent directors.

        The Board observes that numerous well-respected U.S. corporations and institutional investors have considered it prudent to adopt shareholder protection rights plans similar to the Company's Rights Agreement, including more than half of the companies in the S&P 500. According to the Investor Responsibility Research Center, shareholder rights plans have been adopted by more than 2,000 U.S. companies, consistent with an increasing number of studies demonstrating the economic benefits that rights plans provide for shareholders.

        Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. However, because this proposal is a precatory (nonbinding) request, approval of the proposal may not result in the requested action being taken by the Board, and therefore its approval would not necessarily effectuate any changes to the Rights Agreement.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL NO. 3 AT THE ANNUAL MEETING.

OTHER MATTERS

        Other Business.    We know of no matters, other than those referred to in this Proxy Statement that will be presented at the Annual Meeting. If, however, any other appropriate business should properly be presented at the Meeting, the persons named in the enclosed proxy card will have discretion to vote on those matters for you.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

        Under the rules of the Securities and Exchange Commission, if a shareholder wants us to include a proposal in our Proxy Statement (and form of proxy) for presentation at our 2006 Annual Meeting of Shareholders, the proposal must be received by us, marked to the attention of Robert H. Steinfeld, Corporate Secretary, at our principal executive offices by November 24, 2005.

        Under our Bylaws, and as permitted by the rules of the Securities and Exchange Commission, certain procedures are provided that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing to the Corporate Secretary of IMS at 1499 Post Road, Fairfield, Connecticut 06824. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2006 Annual Meeting no earlier than January 29, 2006, and no later than February 18, 2006.

        If, however, the date of our 2006 Annual Meeting is advanced more than 20 days, or delayed more than 70 days, from April 29, 2006, we must receive notice no earlier than 90 days prior to the 2006 Annual Meeting date and no later than the close of business (i) 70 days prior to the 2006 Annual Meeting date or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made, whichever is later.

        The nomination must contain the following information about the nominee:

  •
  The information that would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee as a Director; and

  •
  A signed consent of the nominee to serve as a Director of IMS, if elected.

        Notice of a proposed item of business must include:

  •
  A brief description of the substance of, and the reasons for conducting, such business at the annual meeting;

  •
  The shareholder's name and address;

  •
  The number of shares of common stock held by the shareholder (with supporting documentation where appropriate); and

  •
  Any material interest of the shareholder in such business.

SOLICITATION OF PROXIES

        Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the IMS 2004 Annual Report to Shareholders and 2004 Annual Review will be supplied to brokers, banks or nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Innisfree M&A Incorporated has been retained to assist in soliciting proxies at an estimated fee of $15,000 plus reimbursement of reasonable out-of-pocket expenses.

REDUCE MAILINGS

        If more than one copy of our 2004 Annual Report, 2004 Annual Review and Proxy Statement has been mailed to your address and you wish to reduce the number of reports you receive and save us the cost of producing and mailing these reports or if you wish to receive your reports via the Internet, please let us know. We will discontinue the mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card(s). At least one account must continue to receive an annual report and proxy statement either via mail or via Internet delivery.

        March 24, 2005

ANNUAL MEETING OF SHAREHOLDERS OF

IMS HEALTH INCORPORATED

April 29, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

        PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL NOMINEES.				THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ITEM 2.
1. Election of Directors				2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2005.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐	FOR ALL NOMINEES	NOMINEES:		THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" ITEM 3.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	( ) ( ) ( ) ( )	David R. Carlucci Constantine L. Clemente Kathryn E. Giusti M. Bernard Puckett	3.	Approval of the Shareholder proposal relating to the Shareholder Rights Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

IMS HEALTH INCORPORATED
2005 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF SHAREHOLDERS ON APRIL 29, 2005.

        The undersigned shareholder hereby appoints DAVID R. CARLUCCI, NANCY E. COOPER and ROBERT H. STEINFELD, and each of them, officers and proxies for the undersigned with full power of substitution, to act and vote, with the powers the undersigned would possess if personally present, at the Annual Meeting of Shareholders of IMS Health Incorporated, to be held at The Westin Stamford, Stamford, Connecticut on Friday, April 29, 2005, at 11:30 a.m. and any adjournments or postponements thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that come before the meeting, all as more fully described in the proxy statement received by the undersigned shareholder. If no direction is made, the proxy will be voted "FOR" the approval of Item 1, the election of David R. Carlucci, Constantine L. Clemente, Kathryn E. Giusti and M. Bernard Puckett, "FOR" the approval of Item 2, the ratification of the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2005, and "AGAINST" Item 3, the approval of the shareholder proposal relating to the Shareholder Rights Plan.

        For participants in the IMS Health Incorporated Savings Plan that have contributions invested in IMS Common Stock, this proxy card will serve as a voting instruction for the Trustee of the Plan. Participants must return their proxy card prior to April 22, 2005. American Stock Transfer & Trust Company will then forward the proxy cards to the Trustee. If a participant's proxy card is not received before April 22, 2005 or if such participant signs and returns his or her proxy card without instructions marked in the boxes, the Trustee will vote the participant's shares of Common Stock in the same proportion as other shares of Common Stock held in the Plan for which the Trustee received timely instructions.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

IMS HEALTH INCORPORATED

April 29, 2005

PROXY VOTING INSTRUCTIONS

MAIL—Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER ACCOUNT NUMBER
- OR -
INTERNET—Access "www.voteproxy.com" and follow the on-screen instructions. Have your proxy card available when you access the web page.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

        PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL NOMINEES.				THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ITEM 2.
1. Election of Directors				2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2005.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐	FOR ALL NOMINEES	NOMINEES:		THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" ITEM 3.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	( ) ( ) ( ) ( )	David R. Carlucci Constantine L. Clemente Kathryn E. Giusti M. Bernard Puckett	3.	Approval of the Shareholder proposal relating to the Shareholder Rights Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: (X)

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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TABLE OF CONTENTS
SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS
PROPOSAL NO. 1: ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE
DIRECTORS STANDING FOR ELECTION
DIRECTORS CONTINUING IN OFFICE
CORPORATE GOVERNANCE AT IMS
COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
Option/SAR Grants in Last Fiscal Year
Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values
Comparison of Cumulative Total Returns to Shareholders December 31, 1999 to December 31, 2004
PROPOSAL NO. 2: APPOINTMENT OF AND RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Fees Paid to Independent Registered Public Accounting Firm
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS
PROPOSAL NO. 3: REGARDING SHAREHOLDER RIGHTS PLAN
"Proposal No. 3—Redeem or Vote Poison Pill
Redeem or Vote Poison Pill Yes on Proposal No. 3"
YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF THE COMPANY OR YOU, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL AT THE ANNUAL MEETING FOR THE FOLLOWING REASONS
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL NO. 3 AT THE ANNUAL MEETING.
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
SOLICITATION OF PROXIES
REDUCE MAILINGS